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                                                                     EXHIBIT 3.1

                       CERTIFICATE OF AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                      JILL KELLY PRODUCTIONS HOLDING, INC.

Pursuant to the provisions of Nevada Revised Statutes Title 7, Chapter 78, it is hereby certified that:

FIRST: The name of the corporation is Jill Kelly Productions Holding, Inc.

SECOND: The Articles of Incorporation of this corporation are hereby Amended and Restated to read in their entirety as set forth on Exhibit A hereto.

THIRD: The total number of outstanding shares having voting power of the corporation is 23,750,000, and the total number of votes entitled to be cast by the holders of all of said outstanding shares is 23,750,000.

FOURTH: The holders of at least a majority of the aforesaid total number of outstanding shares having voting power, to wit, 17,251,000 shares, dispensed with the holding of a meeting of stockholders and adopted the amendment herein certified by a consent in writing signed by such majority in accordance with the provisions of Nevada Revised Statutes, Title 7, Section 78.320.

IN WITNESS WHEREOF the undersigned Chief Operating Officer of Jill Kelly Productions Holding, Inc. has executed this certificate on this 17th day of March 2004.

                                      /s/ Ronald Stone
                                      ------------------------------
                                      Ronald Stone
                                      Chief Operating Officer

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                                    Exhibit A

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                      JILL KELLY PRODUCTIONS HOLDING, INC.

The undersigned natural person of the age of 21 or more acting as incorporator of a corporation under the Nevada Business Corporation Act, adopts the following Articles of Incorporation for such a corporation.

                                    ARTICLE I

The name of the corporation hereby formed shall be Jill Kelly Productions Holding, Inc.

                                   ARTICLE II

The period of its duration shall be perpetual.

                                   ARTICLE III

The purposes for which the Corporation is organized are to engage in any business, investment, or other pursuit or activity, whether retail or wholesale, whether commercial or industrial, and to perform any and all other lawful acts or purposes as are or may be granted to corporate entities under the laws of the state of Nevada and by any other state or foreign country. The Corporation may conduct its business anywhere within the states of the United States or in any foreign country, without in any way limiting the foregoing powers. It is hereby provided that the corporation shall have the power to do any and all acts and things that may be reasonably necessary or appropriate to accomplish any of the foregoing purposes for which the Corporation is formed.

                                   ARTICLE IV

            (a) Authorized Shares. The aggregate number of shares that the Corporation will have authority to issue is Three Hundred One Million Sixty Thousand (301,060,000), of which Three Hundred Million (300,000,000) shares will be common stock, with a par value of $0.001 per share, One Million (1,000,000) shares will be blank check preferred stock, with a par value of $0.001 per share and Sixty Thousand (60,000) shares will be Series A Preferred Stock with a par value of $0.001 per share.

            (b) Blank Check Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed in this Article 4, to provide for the issuance of the shares of blank check Preferred Stock in series, and by filing a certificate pursuant

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to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board with respect to each series will include but not be limited to, the right to determine the following:

                  (i) The number of shares constituting that series and the distinctive designation of that series, which may be a distinguishing number, letter or title;

                  (ii) The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

                  (iii) Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                  (iv) Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

                  (v) Whether or not the shares of that series will be redeemable, and , if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                  (vi) Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                  (vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

                  (viii) Any other relative rights, preferences and limitations of that series.

            (c) Series A Preferred Stock


            (1) Voting Rights. The shares of Series A Preferred contain no voting rights. Holder of Series A Preferred Stock will not be entitled to vote on may matter, question or proposition that may properly come before the stockholders of the Corporation at a meeting of stockholders of the Corporation at a meeting of stockholders of this Corporation at which holders of this Corporation's common stock are entitled to vote or with respect to any circumstances in which a stockholder of common stock is

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entitled to vote or consent.

            (2) Dividends.

                  (i) The holders of shares of Series A Preferred Stock as they appear on the stock records of the Corporation ("Holder" or "Holders") shall be entitled to receive, the Board of Directors shall be obligated to declare and the Corporation shall be obligated to pay, out of funds legally available for the payment of dividends, dividends at the rate of eight percent (8%) per annum (computed on the basis of a 360-day year) (the "Dividend Rate") on the stated value ("Stated Value") of each share of Series A Preferred Stock. The Stated Value for each share of Series A Preferred Stock shall be $100. Dividends on the Series A Preferred Stock shall be cumulative from the date of issuance.

                  (ii) At the option of the Corporation, the dividend shall be paid in cash or through the issuance of duly and validly authorized and issued, fully paid and non-assessable, shares of the Corporation's common stock valued at the lesser of $.25 per share or the market price per share.

                  (iii) So long as any shares of the Series A Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on Pari Passu Securities (as defined herein) for any period unless full cumulative dividends required to be paid in cash have been or contemporaneously are declared and paid or undeclared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Series A Preferred Stock and all dividends declared upon any other class or series of Pari Passu Securities shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock and accumulated and unpaid on such Pari Passu Securities.

                  (iv) So long as any shares of the Series A Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on Pari Passu Securities (as defined herein) for any period unless full cumulative dividends required to be paid in cash have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividend on such class or series of Pari Passu Securities. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Series A Preferred Stock and all dividends declared upon any other class or series of Pari Passu Securities shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock and accumulated and unpaid on such Pari Passu Securities.

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            (3) Conversion. The outstanding shares of Series A Preferred Stock shall be automatically converted into shares of common stock of the Corporation on the second anniversary of the date of issuance of the Series A Preferred Stock (the "Automatic Conversion Date"). The holder of the Series A Preferred Stock may, at the holder's option, convert the Series A Preferred Stock into shares of common stock of the Corporation at any time prior to the Automatic Conversion Date. For purposes of conversion, each share of common stock of the Corporation shall be valued at $.25 per share subject to increase or decrease, as the case may be, in the event of stock splits and similar transaction. Each share of Series A Preferred Stock shall be valued at stated value.

            (4) Rank. The Series A Preferred Stock shall rank (i) prior to the Corporation's Common Stock; (ii) prior to any class or series of capital stock of the Corporation hereafter created that, by its terms, ranks junior to the Series A Preferred Stock ("Junior Securities"); (iii) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the Holders of a majority of the outstanding Series A Preferred Stock) specifically ranking, by its terms, senior to the Series A Preferred Stock ("Senior Securities"); and (iv) Pari Passu with any class or series of capital stock of the Corporation hereafter created (with the consent of the Holders of a majority of the outstanding Series A Preferred Stock specifically ranking by its terms on parity with the Series A Preferred Stock ("Pari Passu Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

            (5) Liquidation Preference. If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, including, but not limited to, the sale or transfer of all or substantially all of the Corporation's assets in one transaction or in a series of related transactions (a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities and Pari Passu Securities) upon liquidation, dissolution or winding up unless prior thereto the Holders of shares of Series A Preferred Stock shall have received the Liquidation Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the Holders of the Series A Preferred Stock and Holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other entity nor the sale or transfer by the Corporation of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation. The "Liquidation Preference" with respect to a share of Series A Preferred Stock means an amount equal to the Stated Value thereof, plus the accrued but unpaid dividends thereon through the date of final distribution. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.

            (6) Miscellaneous.

                  (i) If any shares of Series A Preferred Stock are converted pursuant to this Article 4, the shares so converted shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Corporation as Series A Preferred Stock.

                  (ii) Upon receipt by the Corporation of (i)evidence of the loss, theft, destruction or mutilation of any Preferred Stock certificate(s) and
(ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock certificate(s), the Corporation shall execute and deliver new Preferred Stock certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series A Preferred Stock.

                  (iii) Upon submission of a Notice of Conversion by a Holder of Series A Preferred Stock, (i) the shares covered thereby shall be deemed converted into shares of Common Stock and (ii) the Holder's rights as a Holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. Notwithstanding the foregoing, if a Holder has not received certificates for all shares of Common Stock prior to the tenth business day after the expiration of the Delivery Period with respect to a conversion of Series A Preferred Stock for any reason, then (unless the Holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five business days after the expiration of such 10 business day period) the Holder shall regain the rights of a Holder of Series A Preferred Stock with respect to such unconverted shares of Series A Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares to the Holder. In all cases, the Holder shall retain all of its rights and remedies for the Corporation's failure to convert Series A Preferred Stock.

            (d) Series B Preferred Stock.

            (1) Certain Definitions. For purposes of this Article 4, Section
(d), capitalized terms are defined in this Section (d) or shall have the following meanings:

      "Change of Control" means the acquisition, directly or indirectly, by any Person of ownership of, or the power to direct the exercise of voting power with respect to, a majority of the issued and outstanding voting shares of the Company.

      "Common Stock" means the common stock of the Company, par value $.0001 per share.

      "Issuance Date" means the date of the Closing under the Convertible Preferred Stock Purchase Agreement with respect to the initial issuance of the Series B Preferred Stock.

      "Per Share Market Value" of the Common Stock means on any particular date
(a) the last sale price of shares of Common Stock on such date or, if no such sale takes place on such date, the last sale price on the most recent prior date, in each case as officially reported on the principal national securities exchange on which the Common Stock is then listed or admitted to trading, or (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange, the closing bid price per share as reported by Nasdaq, or
(c) if the Common Stock is not then listed or admitted to trading on the Nasdaq, the closing bid price per share of the Common Stock on such date as reported on the OTCBB or if there is no such price on such date, then the last bid price on the date nearest preceding such date, or (d) if the Common Stock is not quoted on the OTCBB, the closing bid price for a share of Common Stock on such date in the over-the-counter market as reported by the Pinksheets LLC (or similar organization or agency succeeding to its functions of reporting prices) or if there is no such price on such date, then the last bid price on the date nearest preceding such date, or (e) if the Common Stock is no longer publicly traded, the fair market value of a share of the Common Stock as determined by an Appraiser (as defined in Article IV, Section (d)) selected in good faith by the holders of a majority of the Series B Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser.

      "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

      "Purchase Agreement" means the Convertible Preferred Stock Purchase Agreement dated March 5, 2004, by and between the Company and the purchaser set forth in Schedule 1 thereto (the "Purchaser").

      "Redemption Price" means the Stated Value of any share of Series B Preferred Stock that is subject to redemption.

      "Trading Day" means (a) a day on which the Common Stock is quoted on the OTCBB or principal stock exchange on which the Common Stock has been listed, or
(b) if the Common Stock is not quoted on the OTCBB or any stock exchange, a day on which the Common Stock is quoted in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. ("NASD"), or (c) if the Common Stock is not quoted on the NASD, a day on which the Common Stock is quoted in the over-the-counter market as reported by the Pinksheets LLC (or any similar organization or agency succeeding its functions of reporting prices).

            (2) Designation and Amount. The designation of this series, which consists of six hundred thousand (600,000) shares of Preferred Stock, is the Series B 0% Convertible Preferred Stock (the "Series B Preferred Stock") and the stated value shall be U.S. ten dollars ($10.00) per share (the "Stated Value").

            (3) Dividends. The holder of the shares of Series B Preferred Stock as they appear on the stock records of the Company ("Holder" or "Holders") shall not be entitled to receive any dividends.

            (4) Conversion.

      (a) Each outstanding share of Series B Preferred Stock shall be convertible into the number of shares of Common Stock determined by dividing the Stated Value by the Conversion Price as defined below, and subject to the Limitation on Conversion in Section 4.13 of the Purchase Agreement, at the option of the Holder in whole or in part, at any time commencing on or after the Issuance Date; provided that, any conversion under this Section IV(a) shall be for a minimum Stated Value of $10,000.00 of Series B Preferred Stock. The Holder shall effect conversions by sending the form of conversion notice attached hereto as Appendix I (the "Notice of Conversion") in the manner set forth in
Section IV(j). Each Notice of Conversion shall specify the Stated Value of Series B Preferred Stock to be converted. The date on which such conversion is to be effected (the "Conversion Date") shall be on the date the Notice of Conversion is delivered pursuant to Section IV(j) hereof. Except as provided herein, each Notice of Conversion, once given, shall be irrevocable. If the Holder is converting less than all of the shares represented by a certificate for the Series B Preferred Stock tendered by the Holder in the Notice of Conversion, the Company shall deliver to the Holder a new Series B Preferred Stock certificate for such number of shares as has not been converted within five (5) Business Days of the Company's receipt of the original certificate of Series B Preferred Stock and Notice of Conversion. Upon the entire conversion of the Series B Preferred Stock or the redemption of the Series B Preferred Stock, the certificates for such Series B Preferred Stock shall be returned to the Company for cancellation.

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      (b) Not later than ten (10) Business Days after the Conversion Date, the
Company will deliver to the Holder (i) a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of the Series B Preferred Stock and (ii) once received from the Company, the Series B Preferred Stock in principal amount equal to the principal amount of the Series B Preferred Stock not converted; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any Series B Preferred Stock until the Series B Preferred Stock are either delivered for conversion to the Company or any transfer agent for the Series B Preferred Stock or Common Stock, or the Holder notifies the Company that such Series B Preferred Stock certificates have been lost, stolen or destroyed and provides an agreement reasonably acceptable to the Company to indemnify the Company from any loss incurred by it in connection therewith. In the case of a conversion pursuant to a Notice of Conversion, if such certificate or certificates are not delivered by the date required under this Section IV(b), the Holder shall be entitled, by providing written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the Series B Preferred Stock tendered for conversion.

      (c) Intentionally omitted.

      (d) (i) The Conversion Price for each share of Series B Preferred Stock in effect on any Conversion Date shall be the LESSER of (a) one dollar and twenty-five cents ($1.25) (the "Fixed Conversion Price") or (b) eighty percent (80%) of the lowest closing bid price for the Common Stock in the ten (10) business days preceding the date of conversion, but in no event less than forty percent (40%) of the Fixed Conversion Price (the "Floating Conversion Price"). For purposes of determining the closing bid price on any day, reference shall be to the closing bid price for a share of Common Stock on such date on the NASD OTC Bulletin Board, as reported on Bloomberg, L.P. (or similar organization or agency succeeding to its functions of reporting prices).

            (ii) If the Company, at any time while any Series B Preferred Stock are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities (as defined below) payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Fixed Conversion Price designated in Section IV(d)(i) shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock of the Company outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section IV(d)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

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            (iii) If, at any time while any of the Series B Preferred Stock is outstanding, the Company issues or sells shares of Common Stock (excluding shares issued upon the conversion or exercise of securities outstanding on the date hereof), or options, warrants or other rights to subscribe for or purchase shares of Common Stock at a price per share that is less than forty percent (40%) of the Fixed Conversion Price (the "Floor Conversion Price"), then the Floor Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such shares, options, warrants or rights plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Floor Conversion Price, and the denominator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such options, rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase. There will be no adjustment if Common Stock is issued due to the exercise of (x) employee stock options that were issued to such employee, or (y) other options, warrants or rights to subscribe for or purchase that, in any case, are issued at an exercise or subscription price that is equal to or greater than the Floor Conversion Price.

            (iv) If the Company, at any time while Series B Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to Holders of Series B Preferred Stock) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security then in each such case the Conversion Price at which each Series B Preferred Stock shall thereafter be convertible shall be determined by multiplying the Fixed Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "Appraiser") selected in good faith by the Holders of a majority of the principal amount of the Series B Preferred Stock then outstanding; and provided, further, that the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. In either case the adjustments shall be described in a statement provided to the Holder and all other Holders of Series B Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

            (v) All calculations under this Section (d), paragraph 4 shall be made to the nearest 1/1000th of a cent or the nearest 1/1000th of a share, as the case may be. Any calculation over .005 shall be rounded up to the next cent or share and any calculation less than .005 shall be rounded down to the previous cent or share.

            (vi) In the event the Fixed Conversion Price is not adjusted pursuant to Section IV(d)(ii), (iii), (iv), or (v), within ten (10) Business Days following the occurrence of an event described therein, and is still not adjusted following thirty (30) days notice from the Holder to the Company requesting that such adjustment be made, then the Holder shall have the right to require the Company to redeem all of the Holder's Series B Preferred Stock at the Stated Value of such Holder's Series B Preferred Stock, and the Company shall pay such amount to the Holder pursuant to the written instructions provided by the Holder.

            (vii) Whenever the Fixed Conversion Price is adjusted pursuant to
Section IV(d)(ii), (iii), (iv) or (v), the Company shall within two (2) days after the determination of the new Fixed Conversion Price mail and fax to the Holder and to each other Holder of Series B Preferred Stock, a notice setting forth the Fixed Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

            (viii) In case of any reclassification of the Common Stock, any consolidation or merger of the Company with or into another person, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then each holder of Series B Preferred Stock then outstanding shall have the right thereafter to convert such Series B Preferred Stock only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange (except in the event the property is cash, then the Holder shall have the right to convert the Series B Preferred Stock and receive cash in the same manner as other stockholders), and the Holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such Series B Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holder the right to receive the securities or property set forth in this Section IV(d)(viii) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges. Notwithstanding the foregoing, in the event of any merger, consolidation or change of control of the Company, then as provided in the Purchase Agreement, the Company shall have the right to demand that the Holder convert all Series B Preferred Stock then held by the Purchaser into Common Stock upon the terms and conditions set forth in this Article IV, Section (d) of the Amended and Restated Articles of Incorporation. If the Holder does not comply with such demand, the Company may redeem all Series B Preferred Stock held by the Purchaser at their Stated Value.

            (ix) If:

                  (A) the Company shall declare a dividend (or any other distribution) on its Common Stock; or

                  (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

                  (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                  (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

                  (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Series B Preferred Stock, and shall cause to be mailed and faxed to the Holders of Series B Preferred Stock at their last addresses as it shall appear upon the Series B Preferred stock register, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

      (e) If at any time conditions shall arise by reason of action or inaction taken by the Company which in the opinion of the Board of Directors are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the Holders of Series B Preferred Stock (in a manner different than or distinguished from the effect generally on rights of holders of any class of the Company's capital stock), the Company shall, at least thirty (30) calendar days prior to the effective date of such action, mail and fax a written notice to each Holder of Series B Preferred Stock briefly describing the action contemplated and the material adverse effects of such action on the rights of such Holders and an Appraiser selected by the Holders of majority of the outstanding Series B Preferred Stock shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section (d), paragraph 4), of the Fixed Conversion Price (including, if necessary, any adjustment as to the securities into which Series B Preferred Stock may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the Holders of Series B Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case the adjustment shall be equal to the average of the adjustments recommended by each such Appraiser. The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the Fixed Conversion Price shall be made which in the opinion of the Appraiser(s) giving the aforesaid opinion or opinions would result in an increase of the Fixed Conversion Price.

      (f) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series B Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders of Series B Preferred Stock, such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section IV(d) and Section IV(e) hereof) upon the conversion of all outstanding shares of Series B Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

      (g) No fractional shares of Common Stock shall be issuable upon a conversion hereunder and the number of shares to be issued shall be rounded up to the nearest whole share. If a fractional share interest arises upon any conversion hereunder, the Company shall eliminate such fractional share interest by issuing the Holder an additional full share of Common Stock.

      (h) The issuance of certificates for shares of Common Stock on conversion of Series B Preferred Stock shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

      (i) Series B Preferred Stock converted into Common Stock shall be canceled upon conversion.

      (j) Each Notice of Conversion shall be given by facsimile to the Company no later than 4:00 pm New York time. Any such notice shall be deemed given and effective upon the transmission of such facsimile at the facsimile telephone number specified in the Purchase Agreement. In the event that the Company receives the Notice of Conversion after 4:00 p.m. New York time, the Conversion Date shall be deemed to be the next Business Day. In the event that the Company receives the Notice of Conversion after the end of the Business Day, notice will be deemed to have been given the next Business Day.

            (5) Events of Default and Remedies.

      (a) "Event of Default", wherever used herein, means any one of the following events:

            (i) the Company shall fail to observe or perform any material covenant, agreement or warranty contained in Article IV, Section (d) of this Amended and Restated Articles of Incorporation, and such failure shall not have been remedied within ten (10) Business Days after the date on which written notice of such failure shall have been given;

            (ii) the occurrence of any material breach or event of default by the Company under the Purchase Agreement or any other Transaction Document (as defined in the Purchase Agreement) and such failure or breach shall not have been remedied within the applicable cure period provided for therein, if any;

            (iii) the Company or any of its subsidiaries shall commence a voluntary case under the United States Bankruptcy Code as now or hereafter in effect or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Company under the Bankruptcy Code and the Company fails to pursue dismissal of the case within sixty (60) days after commencement of the case; or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or there is commenced against the Company any such proceeding and the Company fails to pursue dismissal of the case within sixty (60) days after commencement of the case; or the Company suffers any appointment of any custodian or the like for it or any substantial part of its property and the Company fails to pursue dismissal of the custodian within sixty
(60) days after the appointment; or the Company makes a general assignment for the benefit of creditors; or any corporate or other action is taken by the Company for the purpose of effecting any of the foregoing;

            (iv) trading in the common stock of the Company shall have been suspended, delisted, or otherwise ceased by the Securities and Exchange Commission or the NASD or other exchange or the Nasdaq (whether the National Market or otherwise), and trading is not reinstated within thirty (30) Trading Days, except for (i) any suspension of trading of limited duration solely to permit dissemination of material information regarding the Company, and trading is reinstated promptly after such dissemination and (ii) any general suspension of trading for all companies trading on such exchange or market or OTCBB, provided that if the Company's shares are quoted on the Pink Sheets, LLC then it will not be considered to be a delisting; or

            (v) the Company shall issue a press release, or otherwise make publicly known, that it is not honoring properly executed Notice of Conversions for any reason whatsoever.

      (b) If any Event of Default occurs and continues, beyond any cure period, if any, then so long as such Event of Default shall then be continuing any Holder may, by notice to the Company, demand redemption of the shares of Series B Preferred Stock held by such Holder at the Redemption Price (as defined herein), and such Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by such Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. This shall include, but not be limited to the right to temporary, preliminary and permanent injunctive relief without the requirement of posting any bond or undertaking.

      (c) Such Holder may thereupon proceed to protect and enforce its rights either by suit in equity, or by action at law, or by other appropriate proceedings whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in Article IV, Section (d) of this Amended and Restated Article of Incorporation, or in aid of the exercise of any power granted in Article IV, Section (d) of this Amended and Restated Article of Incorporation, and proceed to enforce the redemption of any of the Series B Preferred Stock held by it, and to enforce any other legal or equitable right of such Holder.

      (d) To effectuate the terms and provisions of Article IV, Section (d) of this Amended and Restated Article of Incorporation, the Holder may send notice of any default to the Attorney-in-Fact (as defined in the Purchase Agreement) and send a copy of such notice to the Company and its counsel, simultaneously, and request the Attorney-in-Fact, to comply with the terms of Article IV, Section (d) of this Amended and Restated Article of Incorporation, and the Purchase Agreement and all agreements entered into pursuant to the Purchase Agreement on behalf of the Company.

            (6) Redemption.

      (a) Except as provided in this section VI (a), neither the holder nor the Company may demand that the Series B Preferred Stock be redeemed. Until all of the Series B Preferred Stock has been converted, in the event that the Company engages in a single transaction or a series of related transactions that cause it to (i) consolidate with or merge with or into any other Person, (ii) permit any other Person to consolidate with or merge into it, or (iii) undergo a Change in Control, then at the option of the Company exercisable by giving thirty (30) days written notice to the Holder, the Company may request that the Holder convert all shares of Series B Preferred Stock then held by the Holder into Common Stock upon the terms and conditions set forth in Article IV, Section (d) of this Amended and Restated Article of Incorporation. If the Holder does not comply with such request, the Company may redeem all Series B Preferred Stock held by the Purchaser at their Stated Value (the "Redemption Price"). The Company is not obligated to provide for redemption of the Series B Preferred Stock through a sinking fund.

      (b) Shares of Series B Preferred Stock which have been redeemed or converted shall be deemed retired pursuant to the NGCA and shall thereafter resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series, and may be redesignated and reissued as part of any new series of Preferred Stock other than Series B Preferred Stock.

      (c) No redemption shall be made and no sum set aside for such redemption at any time that the terms or provisions of any indenture or agreement of the Company, including any agreement relating to indebtedness, specifically prohibits such redemption or setting aside or provides that such redemption or setting aside would constitute a breach or default thereunder (after notice or lapse of time or both), except with the written consent of the lender or other parties to said agreement as the case may be.

      (f) If any redemption shall at any time be prohibited by the NGCA, the same shall be deferred until such time as the redemption can occur in full compliance with such statute.

      (g) In the event the Company shall redeem shares of Series B Preferred Stock as provided herein, notice of such redemption shall be given by first class mail, postage prepaid, or by confirmed facsimile transmission, not less than thirty (30) business days prior to the date fixed by the Board for redemption to each holder of Series B Preferred Stock at the address that appears on the Company's stock record books; provided, however, that no failure to provide such notice nor any defect therein shall affect the validity of the redemption proceeding except as to the holder to whom the Company has failed to send such notice or whose notice was defective. Each notice shall state (i) the redemption date, (ii) the number of shares of Series B Preferred Stock to be redeemed; (iii) the Redemption Price; and (iv) the place or places where certificates for shares of Series B Preferred Stock are to be surrendered for payment. When notice has been provided as aforesaid then from and after the redemption date (unless default shall be made by the Company in providing money for the payment of the Redemption Price of the shares called for redemption) said shares shall no longer be deemed to be outstanding and all rights of the holders thereof shall cease (other than the right to receive the Redemption Price or common Stock with respect to converted Series B Preferred Stock). Upon surrender of the certificates for Series B Preferred Stock accompanied by appropriate stock powers, the shares shall be redeemed by the Company at the Redemption Price.

            (7) Rank. The Series B Preferred Stock shall, as to redemptions and the distribution of assets upon liquidation, dissolution or winding up of the Company, rank (i) prior to the Company's Common Stock; (ii) prior to any class or series of capital stock of the Company hereafter created that, by its terms, ranks junior to the Series B Preferred Stock ("Junior Securities"); (iii) junior to any class or series of capital stock of the Company hereafter created (with the consent of the holders of a majority of the outstanding Series B Preferred Stock) which by its terms ranks senior to the Series B Preferred Stock ("Senior Securities"); and (iv) pari passu with any other series of preferred stock of the Company hereafter created (with the consent of the holders of a majority of the outstanding Series B Preferred Stock) which by its terms ranks on a parity ("Pari Passu Securities") with the Series B Preferred Stock.

            (8) Liquidation Preference. If the Company shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Company shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event, the Company shall liquidate, dissolve or wind up, or if the Company shall otherwise liquidate, dissolve or wind up, including, but not limited to, the sale or transfer of all or substantially all of the Company's assets in one transaction or in a series of related transactions (a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Company (other than Senior Securities and Pari Passu Securities) upon liquidation, dissolution or winding up unless prior thereto the Holders of shares of Series B Preferred Stock shall have received the Liquidation Preference (as defined below) with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the Holders of the Series B Preferred Stock and Holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Company legally available for distribution to the Series B Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other entity nor the sale or transfer by the Company of substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. The "Liquidation Preference" with respect to a share of Series B Preferred Stock means an amount equal to the Stated Value thereof. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.

            (9) Voting Rights. The Holders of the Series B Preferred Stock have no voting power whatsoever, except as provided by the NGCA. To the extent that under the NGCA the vote of the Holders of the Series B Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the Holders of at least a majority of the then outstanding shares of the Series B Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the Holders of at least a majority of the then outstanding shares of Series B Preferred Stock (except as otherwise may be required under the NGCA) shall constitute the approval of such action by the class. To the extent that under the NGCA Holders of the Series B Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (subject to the limitations contained in Section (d), paragraph 4) using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated.

            (10) Miscellaneous.

      (a) If any shares of Series B Preferred Stock are converted pursuant to Section (d), paragraph 4, the shares so converted shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series.

      (b) Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock certificate(s), the Company shall execute and deliver new Preferred Stock certificate(s) of like tenor and date. However, the Company shall not be obligated to reissue such lost or stolen Preferred Stock certificate(s) if the Holder contemporaneously requests the Company to convert such Series B Preferred Stock.

      (c) Upon submission of a Notice of Conversion by a Holder of Series B Preferred Stock, (i) the shares covered thereby shall be deemed converted into shares of Common Stock and (ii) the Holder's rights as a Holder of such converted shares of Series B Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Company to comply with the terms of
Article IV, Section (d) of the Amended and Restated Article of Incorporation. Notwithstanding the foregoing, if a Holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to a conversion of Series B Preferred Stock for any reason, then (unless the Holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Company within five (5) business days after the expiration of such ten (10) business day period) the Holder shall regain the rights of a Holder of Series B Preferred Stock with respect to such unconverted shares of Series B Preferred Stock and the Company shall, as soon as practicable, return such unconverted shares to the Holder. In all cases, the Holder shall retain all of its rights and remedies for the Company's failure to convert Series B Preferred Stock.

      (d) The remedies provided in this Amended and Restated Article of Incorporation shall be cumulative and in addition to all other remedies available under this Amended and Restated Article of Incorporation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Amended and Restated Article of Incorporation. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders of Series B Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees, in the event of any such breach or threatened breach, that the Holders of Series B Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

      (e) Whenever the Company is obligated to purchase or redeem a Holder's Series B Preferred Stock, and the Redemption Price is not paid to the Holder by the tenth (10th) day after the Redemption Price is due and payable to such Holder, the Company shall thereafter pay interest to such Holder on the unpaid portion of the Redemption Price at the rate of ten percent (10%) per annum, compounded annually, until the Redemption Price is paid in full.

                                    ARTICLE V

The Corporation shall not commence business until at least $50,000.00 has been received by it as consideration for the issuance of shares.

                                   ARTICLE VI

The principal place of business and the principal office of the Corporation shall be 8923 Sunset Blvd., Los Angeles, CA 90069. Branch offices or other places of business may be established elsewhere in the state of Nevada or without the state of Nevada and in the United States or without the United States as the Board of Directors may determine.

                                   ARTICLE VII

Provisions for the regulations of the internal affairs of the Corporation will be contained in Bylaws appropriately by the Board of Directors.

                                  ARTICLE VIII

The governing Board shall be known as Directors. The number of Directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws, provided that there shall be at least one Director.

                                   ARTICLE IX

The address of the initial registered office of the Corporation is 3914 Seaton Place, Las Vegas, NV 89121, and the name of its initial resident agent is Business Concepts, Inc.

                                    ARTICLE X

The name and post office address of the incorporator and one Director signing the Articles of Incorporation is as follows: Janet F. Gallison, P.O. Box 2623, La Jolla, California 92038.

                                   ARTICLE XI

To the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes as the same exists or may hereafter be amended, an officer or director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages due to breach of fiduciary duty as such officer or director.

                                   ARTICLE XII

The Corporation is authorized to provide indemnification of agents for breach of duty to the Corporation and its stockholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by law, subject to any limits on such excess indemnification as set forth therein.